UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/10/2008

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 10, 2008, Dynavax Technologies Corporation (the "Company") received a notice from The Nasdaq Stock Market indicating that the Company is not in compliance with the continued listing requirements of The Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3), which is the $10 million minimum stockholders' equity requirement. This notification has no immediate effect on the listing of the Company's common stock on The Nasdaq Global Market.

The notice further states that the staff of the Nasdaq Stock Market (the "Staff") is reviewing the Company's eligibility for continued listing on The Nasdaq Global Market. To facilitate this review, the Company may provide the Staff with a specific plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements. Alternatively, the Company may apply to transfer its securities to The Nasdaq Capital Market. In order to transfer, the Company must satisfy the continued inclusion requirements for that market. If the Company submits a transfer application, the initiation of delisting proceedings will be stayed pending the Staff's review of the transfer application.

Should the Company choose to present a plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements, there can be no assurance that such plan will be sufficient to avoid delisting. Should the Company choose to apply to transfer its securities to The Nasdaq Capital Market, there can be no assurance that such application will be approved.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: November 13, 2008	By:	/s/ Deborah A. Smeltzer
Deborah A. Smeltzer
Vice President, Operations and Chief Financial Officer